UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Cooperative Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON APRIL 25, 2008

Dear Stockholder:

1. Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our 2008 Annual Meeting of Stockholders are available on the Internet. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2. The Proxy Statement, Annual Report on Form 10-K and Summary Annual Report to Stockholders are available at www.coop-bank.com/Investor_Relations.htm.

3. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 10, 2008 to facilitate timely delivery.

The 2008 Annual Meeting of Stockholders of Cooperative Bankshares, Inc. (the “Company”) will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 25, 2008 at 11:00 a.m., local time. The Board of Directors has fixed February 29, 2008 as the record date for determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three directors to a three-year term of office;

2.	The amendment of the Company’s Articles of Incorporation to provide that the number of Company directors shall be such number as shall be provided from time to time in, or in accordance with, the Company’s Bylaws;

3.	The approval of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors;

4.	The ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm for fiscal year 2008; and

5.	The transaction of such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors recommends voting (1) FOR the election of the nominees for director listed in the proxy statement; (2) FOR the amendment of the Company’s Articles of Incorporation; (3) FOR the approval of the Stock-Based Retirement Plan for Directors; and (4) FOR the ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm for fiscal year 2008.

You may access the following proxy materials at www.coop-bank.com/Investor_Relations.htm:

•	Notice of the 2008 Annual Meeting of Stockholders;

•	The Company’s 2008 Proxy Statement;

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	The Company’s Summary Annual Report; and

•	A downloadable Proxy Card.

We encourage you to access and review all of the important information contained in the proxy materials before voting. To access a printable proxy card, click on the “Proxy Card” link. To vote by mail after printing the proxy card, enter the CONTROL NUMBER printed below and then mark, sign and date the proxy card and mail it promptly to the Company’s Transfer Agent at the address below. You must put the CONTROL NUMBER printed below on the printed proxy card before mailing the proxy card.

Alternatively, you may choose to vote via the Internet at www.coop-bank.com/Investor_Relations.htm. Please have your printed proxy card or the CONTROL NUMBER, printed below, in hand when you access the website. To obtain access to the online voting page, you will need to enter your CONTROL NUMBER. Voting via the Internet authorizes the individuals named on the proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote via the Internet, you do not need to return your proxy card by mail.

If you prefer a paper copy of the proxy materials, you may request one by sending an e-mail to InvestorRelations@coop-bank.com, calling 1-800-672-0443 (ext. 4149 or 4159) or by making a request online at www.coop-bank.com/Investor_Relations.htm. You will have the opportunity to make a request to receive paper copies for all future meetings or only for the 2008 Annual Meeting of Stockholders.

Stockholders of record as of February 29, 2008 are encouraged and cordially invited to attend the 2008 Annual Meeting of Stockholders. Directions to attend the Annual Meeting where you may vote in person can be found online at www.coop-bank.com/Investor_Relations.htm.

BY ORDER OF THE BOARD OF DIRECTORS

Linda B. Hopkins
Vice President and Secretary

March 14, 2008

SAMPLE: Control Number - - Total Shares: Mr. and Mrs. John Doe JT TEN P.O. Box 111 City, State, Zip Code	COMPLETED PROXY CARDS SHOULD BE RETURNED TO: First Citizens Bank Institutional Advisory Services Mail Code – FCC61 P O Box 29522 Raleigh, NC 27626

COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

(910) 343-0181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 25, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. (the “Company”) will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 25, 2008 at 11:00 a.m., local time.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three directors to a three-year term of office;

2.	The amendment of the Company’s Articles of Incorporation to provide that the number of Company directors shall be such number as shall be provided from time to time in, or in accordance with, the Company’s Bylaws;

3.	The approval of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors;

4.	The ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm for fiscal year 2008; and

5.	The transaction of such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. The Board of Directors has fixed February 29, 2008 as the record date for determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

You are requested to mark, sign and date your proxy card, which is solicited by the Board of Directors, and mail it promptly to the Company’s Transfer Agent. Alternatively, you may choose to vote via the Internet at www.coop-bank.com/Investor_Relations.htm. When you access the website, please have your proxy card in hand, enter your CONTROL NUMBER and follow the instructions. Voting via the Internet authorizes the individuals named on the proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote via the Internet, you do not need to return your proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Linda B. Hopkins
Vice President and Secretary

March 14, 2008

IMPORTANT: IN ORDER TO ENSURE YOUR SHARES ARE VOTED AT THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE OR VOTE VIA THE INTERNET. THE PROMPT RETURN OF PRINTED PROXIES AND THE USE OF INTERNET VOTING WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.

PROXY STATEMENT

of

COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

ANNUAL MEETING OF STOCKHOLDERS

April 25, 2008

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooperative Bankshares, Inc. (“Bankshares” or the “Company”), the holding company for Cooperative Bank (the “Bank”), to be used at the Annual Meeting of Stockholders of Bankshares which will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 25, 2008 at 11:00 a.m., local time. Bankshares expects to provide notice of electronic delivery of this proxy statement and the accompanying proxy card to stockholders on or about March 14, 2008.

VOTING AND REVOCABILITY OF PROXIES

Who Can Vote at the Annual Meeting

You are entitled to vote your Bankshares common stock if Bankshares’ records show that you held your shares as of the close of business on February 29, 2008. As of the close of business on February 29, 2008, a total of 6,579,031 shares of common stock were outstanding. Each share of common stock has one vote. If your stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Attending the Annual Meeting

If you were a stockholder at the close of business on February 29, 2008, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Bankshares common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum present. A quorum exists if a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld will have the same effect as a negative vote while broker non-votes will have no effect on the outcome of the election.

In voting on the proposals to (i) amend the Company’s Articles of Incorporation; (ii) approve the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors; and (iii) ratify the appointment of Dixon

Hughes PLLC as the Company’s independent registered public accounting firm, with respect to each proposal you may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposals to amend the Company’s Articles of Incorporation, approve the Stock-Based Retirement Plan for Directors and ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm will each be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting with respect to these proposals.

The rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when a broker or other entity is unable to vote on a particular proposal because the proposal is non-routine and voting instructions from the beneficial owner have not been received.

An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Voting by Proxy

Your vote is important to the Company. Therefore the Board of Directors of Bankshares is requesting that you allow your shares of common stock to be represented at the annual meeting by the proxies named in the proxy card accompanying this proxy statement. All valid proxies properly executed and dated and received by the Company prior to the annual meeting will be voted in accordance with the instructions specified in the proxy card. Where no instructions are given, shares will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees for director, FOR the amendment of the Company’s Articles of Incorporation, FOR the approval of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors and FOR the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered accounting firm for fiscal year 2008.

Stockholders of record may also vote their shares of Bankshares common stock over the Internet. The Internet voting procedures are designed to authenticate stockholders’ identities and to allow stockholders to provide their voting instructions and confirm that said instructions have been properly recorded. Specific instructions for stockholders of record who wish to vote their proxies over the Internet are set forth on the accompanying form of proxy. The Internet voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern time on April 24, 2008.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Bankshares common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. Bankshares does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise Linda B. Hopkins, Corporate Secretary of Bankshares, in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy. If your Bankshares common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in the Bank’s ESOP

If you have an Employee Stock Ownership Plan Account (“ESOP Account”) in the Cooperative Bank 401(k) Supplemental Retirement Plan (the “401(k) Plan”), you will receive a voting instruction form for the 401(k) Plan that reflects all shares you may direct the 401(k) Plan Trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, the 401(k) Plan Trustee votes all shares held in ESOP Accounts by the 401(k) Plan, but each 401(k) Plan participant holding shares in an ESOP Account may direct the Trustee how to vote the shares of the common stock allocated to his or her ESOP Account. The 401(k) Plan Trustee, subject to the exercise of his fiduciary duties, will vote all allocated shares of Company common stock held by the 401(k) Plan in ESOP Accounts for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instruction form to the 401(k) Plan’s Trustee is April 10, 2008.

STOCK OWNERSHIP

The following table sets forth, as of February 29, 2008, certain information as to those persons who were beneficial owners of more than 5% of Bankshares’ outstanding shares of common stock and by all Executive Officers and Directors as a group. Management knows of no person other than those set forth in the table below, who owned more than 5% of the outstanding shares of common stock as of February 29, 2008. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Percent of Shares of Common Stock Outstanding (2)
Frederick Willetts, III	1,112,269(3)	26,250	17.24%
201 Market Street
Wilmington, North Carolina 28401

Jeffrey L. Gendell	578,250(4)	—	8.79%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
200 Park Avenue
New York, New York 10166

Cooperative Bank 401(k)	488,283	—	7.42%
Supplemental Retirement Plan
201 Market Street
Wilmington, North Carolina 28401

All Executive Officers and Directors as a group (10 persons)	1,608,837	196,395	25.48%

(1)	Includes common stock held in joint tenancy; common stock owned as tenants in common; common stock owned or held by a spouse or other member of the individual’s household; common stock allocated through an employee benefit plan; and common stock owned by businesses in which the officer or director is an officer or majority stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares such officer or director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(2)	The percentage of common stock outstanding was calculated based on 6,579,031 shares of common stock issued and outstanding as of February 29, 2008 and assumes the exercise by the shareholder or group of all options to purchase common stock held by such shareholder or group and exercisable within 60 days of February 29, 2008.
(3)	Includes 45,068 shares of common stock owned by trusts for which Mr. Willetts serves as sole trustee. Also includes 309,984 shares of common stock held in 401(k) Plan accounts and 178,299 shares held in ESOP Accounts in the Bank’s 401(k) Plan because, as trustee of the 401(k) Plan, Mr. Willetts has sole voting power with respect to 309,984 shares held in 401(k) Plan accounts (including 32,943 shares held in Mr. Willetts’ 401(k) Plan account) and as trustee of the 401(k) Plan, Mr. Willetts has sole dispositive power over 178,299 shares of common stock held by participants in ESOP Accounts in the 401(k) Plan (including 24,524 shares held in his ESOP Account). Includes 158,197 shares of common stock held by the Eleanor J. H. Willetts Irrevocable Trust for which Mr. Willetts serves as co-trustee and 1,615 shares held by the Frederick Willetts, III, Helen Margaret Willetts and Elizabeth Messick Willetts Trust for which Mr. Willetts serves as co-trustee. Also includes 3,504 shares of common stock owned by Mr. Willetts’ spouse and 1,033 shares of common stock for which his spouse serves as custodian for their children. Due to the fact that Mr. Willetts holds general powers of attorney for his mother and his two sisters, he may also be deemed to share voting and dispositive power with respect to: (i) 106,120 shares of common stock held by his mother and her IRA account; (ii) 43,327 shares of common stock held by his sister, Helen Margaret Willetts, and 3,500 shares of common stock for which she serves as custodian and trustee; and (iii) 4,851 shares of common stock owned by his sister, Elizabeth Messick Willetts.
(4)	Based on Amendment No. 4 to the Schedule 13G filed with the SEC by Jeffrey L. Gendell, Tontine Financial Partners, L.P. and Tontine Management, L.L.C., as a group, on February 8, 2008. Includes 567,000 shares of common stock owned by Tontine Financial Partners, L.P. of which Mr. Jeffrey L. Gendell has shared voting and dispositive power and 11,260 shares of common stock directly owned by himself of which Mr. Gendell has sole voting and sole dispositive power.

The following table provides information as of February 29, 2008 about Bankshares common stock that may be considered to be beneficially owned by each Director, each nominee for Director, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options) (1)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)
Directors
Paul G. Burton	52,985	(3)	7,500	0.92%
F. Peter Fensel, Jr.	33,612		30,000	0.96%
James D. Hundley, M.D.	60,787		22,876	1.27%
H. Thompson King, III	43,866	(4)	15,769	0.90%
R. Allen Rippy	44,064		7,500	0.78%
Frederick Willetts, III	1,112,269	(5)	26,250	17.24%
O. Richard Wright, Jr.	94,666	(6)	17,500	1.7%

Named Executive Officers who are not also Directors
Todd L. Sammons	22,591	(7)	28,125	0.77%
O. C. Burrell, Jr.	103,592	(8)	13,875	1.78%
Dickson B. Bridger	40,406	(9)	27,000	1.02%
All Directors and Executive Officers as a group (10 persons)	1,608,837		196,395	25.48%

(1)	Includes common stock held in joint tenancy; common stock owned as tenants in common; common stock owned or held by a spouse or other member of the individual’s household; common stock allocated through an employee benefit plan of Bankshares; and common stock owned by businesses in which the director is an officer or majority stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares the director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(2)	The percentage of common stock outstanding was calculated based on 6,579,031 shares of common stock issued and outstanding as of February 29, 2008 and assumes the exercise by the shareholder or group of all options to purchase common stock held by such shareholder or group and exercisable within 60 days of February 29, 2008.
(3)	Includes 1,004 shares held by Mr. Burton’s spouse.
(4)	Includes 2,075 shares held by a custodian for Mr. King’s grandchildren, 5,580 shares held by Mr. King’s IRA, and 1,890 shares held by his spouse’s IRA.
(5)	See Footnote 3 on Page 4 for a description of the shares beneficially owned by Mr. Willetts.
(6)	Includes 51,423 shares held by Mr. Wright’s IRA.
(7)	Includes 10,433 shares held by Mr. Sammons’ 401(k) and 8,940 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 200 shares held by Mr. Sammons’ daughter, 200 shares held by his first son, and 199 shares held by his second son.
(8)	Includes 26,591 shares held by Mr. Burrell’s 401(k) and 6,970 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 31,972 shares held by Mr. Burrell’s IRA.
(9)	Includes 17,151 shares held by Mr. Bridger’s 401(k) and 8,570 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 3,367 shares held by Mr. Bridger’s first son, 3,366 shares held by his second son, and 306 shares held by his spouse.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Bankshares’ Board of Directors is currently composed of seven members. Pursuant to the Bankshares’ Articles of Incorporation, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible. The terms of only one class of directors expires at each annual meeting. Bankshares’ Articles of Incorporation generally provide that directors are to be elected for terms of three years and until their successors are elected and qualified. Three directors will be elected at the Annual Meeting to serve for a three-year period, and until their respective successors have been elected and qualified. The Board of Directors has nominated Paul G. Burton, H. Thompson King, III and R. Allen Rippy to serve for three-year terms as directors.

Under the listing standards of the NASDAQ Global Market, each of Bankshares’ directors is considered “independent” with the exception of Mr. Willetts, the Company’s President and Chief Executive Officer. In determining the independence of its directors, the Company’s Board of Directors has considered certain transactions, relationships and arrangements between Bankshares, the Bank and their directors that were not required to be disclosed in this proxy statement under the heading “Transactions With Related Persons,” including loans that the Bank directly or indirectly made to Directors King, Fensel and Burton, which loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cooperative Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Board also considered legal services provided to the Bank by the law firm of which Director Wright is senior partner, services provided to the Bank by the ironworks company of which Director King is President and a stockholder, services provided to the Bank by the steel company of which Director Burton is President and vehicles purchased from the automobile dealership of which Director Rippy is Vice President.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by the Board of Directors will be voted for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend. Please note that Paul G. Burton has previously informed the Company’s Board of Directors of his intent to retire from the Board immediately following the Company’s 2008 annual meeting of stockholders provided that a majority of the stockholder votes entitled to be cast at the annual meeting approve the proposed amendment to the Company’s Articles Incorporation set forth in Proposal 2 and the Board, in turn, reduces the size of the Board from seven to six members. In the event that Proposal 2 is not adopted by the Company’s stockholders, Mr. Burton has informed the Board of Directors of his intent to remain on the Board until the Board has a sufficient number of directors under the Company’s Articles of Incorporation so as to permit him to retire. See “Proposal 2 — Amendment of Articles of Incorporation.” With the exception of Mr. Burton, the Board knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each biography is as of December 31, 2007. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Bankshares.

NOMINEES FOR ELECTION OF DIRECTORS

The following individuals have been nominated for a three-year term ending in 2011:

Paul G. Burton is President of Burton Steel Company of Wilmington, North Carolina. He is a native of Wilmington and a graduate of North Carolina State University. Mr. Burton is active in the National Society of Professional Engineers. He is a past President of the North Carolina Azalea Festival. He has served on the Governor’s Board for Travel and Tourism, the Mayor’s Task Force on Economic Development, the North Carolina Ports Railway Commission, the Wilmington Industrial Development Commission and currently serves on the Airport Authority Board. Age 72, Director since 1992.

H. Thompson King, III was named President of Hanover Iron Works, Inc. in 1982. He joined the firm in 1973, representing a fourth generation succession of the founders of the company. He holds an undergraduate degree in Economics from North Carolina State University and a Masters Business Administration degree from the University of North Carolina at Chapel Hill. Hanover Iron Works, Inc. specializes in metal fabrication and roofing. Mr. King is a native of Wilmington, North Carolina. He has served as President of Carolina Roofing and Sheet Metal Contractors Association, the New Hanover County Airport Authority and was Vice President of the Greater Wilmington Chamber of Commerce. He currently serves as a trustee on the Self Insurers Fund of the Carolina Roofing and Sheet Metal Contractors Association. Age 65, Director since 1990.

R. Allen Rippy is Vice President of Rippy Cadillac Oldsmobile, Inc., managing partner of Autopark Associates, co-dealer for Cadillac of Wilmington, retailer for Hummer of Wilmington, Saab of Wilmington and Saturn of Wilmington. He is currently serving on the University of North Carolina at Wilmington Board of Trustees. He is a past member of the YMCA Board of Directors, North Carolina Automobile Dealer Association Board of Directors and is an Elder at First Presbyterian Church. Age 56, Director since 1997.

DIRECTORS CONTINUING IN OFFICE

The following directors have terms expiring in 2010:

James D. Hundley, M.D. retired from the Wilmington Orthopaedic Group on December 31, 2007. He is the Founder and Chief Executive Officer of Orthopaediclist.com (an orthopaedic surgery website), and President and Chairman of the Board of Wilmington Industrial Development, Inc. He is past President of the North Carolina Orthopaedic Association, the UNC Medical Alumni Association, the New Hanover-Pender Medical Society, the Cape Fear Academy Board of Trustees, and the Wilmington Rotary Club; past Chief of Staff of the New Hanover Regional Medical Center; past Chairman of the New Hanover Public Library Advisory Board; and was Athletic Team Physician for the University of North Carolina at Wilmington for over 20 years. He was the Director of the Rotary/Orthopaedic Crippled Children’s Clinic for 20 years and serves on the boards of directors of the Cape Fear Memorial Foundation and the North Carolina Osteoporosis Foundation. He is a member of the American Orthopaedic Association, the American Academy of Orthopaedic Surgeons, and a number of other medical associations. He is a member of the National Board for Certification of Orthopaedic Physician Assistants and an adjunct professor at UNC Wilmington. He has received a Distinguished Service Award from the UNC School of Medicine, the William Brooks Distinguished Service Award from the UNCW Department of Athletics, the 2006 Honored Surgeon Award from the North Carolina Orthopaedic Association, was inducted into the Order of the Long Leaf Pine in January 2007, and received a Wilmington Star-News Lifetime Achievement Award in June 2007. Dr. Hundley has been listed in each cycle of the BEST DOCTORS IN AMERICA, SOUTHEAST REGION, 1996-2008. Age 66, Director since 1990.

O. Richard Wright, Jr. is the senior partner in the law firm of McGougan, Wright, Worley, Harper and Bullard, established in Tabor City, North Carolina in 1932, and has been associated with the firm since 1971. Other offices are in Whiteville, North Carolina and North Myrtle Beach, South Carolina. Mr. Wright is the owner of Flat Bay Farms and is co-owner of residential and commercial rental property firms known as FBIC. Mr. Wright served in the North Carolina House of Representatives for seven terms during the years 1974 to 1988. He serves on the Board of Directors of a number of civic and community organizations including the Tabor City Committee of 100, the Southeastern Community College Foundation, the Lewis A. Sikes Foundation, the Olive Battle Wright Scholarship Foundation, the Columbus County Committee of 100, and the Cape Fear Council Boy Scouts of America. Mr. Wright has served as President of the Law Alumni Association of the University of North Carolina at Chapel Hill, as President of the Tabor City Civitan Club, as President of the Southeastern Genealogical Society and as President of the Southeastern Community College Foundation. In January 2000, he was named Outstanding Citizen of the Year by the Greater Tabor City Chamber of Commerce. In March 2001, he was granted the Silver Beaver Award by the Cape Fear Council, Boy Scouts of America. Age 63, Director since 1992.

The following directors have terms expiring in 2009:

Frederick Willetts, III has been employed by the Bank since 1972 and has served as the Chief Executive Officer and President since June 1, 1991. He was named Chairman of the Board during 1998. Mr. Willetts is past Chairman of the North Carolina Bankers Association and served on the Board of Directors of America’s

Community Bankers. He is a past member of the North Carolina Banking Commission and has served on the Thrift Institutions Advisory Council to the Federal Reserve Board, as President of the Southeastern Conference of the U.S. Savings and Loan League, the Greater Wilmington Chamber of Commerce, the Foundation of the Episcopal Diocese of East Carolina, Vice Chairman of the Foundation of the University of North Carolina at Wilmington and as President of Wilmington Industrial Development (Committee of 100). Mr. Willetts was the recipient of the New Hanover Distinguished Service Award in 1987, the “Five Outstanding Young North Carolinians” Award in 1988, the Glen Troop Award for outstanding public service to the thrift industry in 1990 and the Wilmington Good Citizenship Award in 1994. He is a Director of the Federal Home Loan Bank of Atlanta and is Chairman of the Government Relations Council of the American Bankers Association. Age 58, Director since 1976.

F. Peter Fensel, Jr. is President of F. P. Fensel Supply Company in Wilmington, North Carolina. He has served as President of the North Carolina Azalea Festival, the Cape Fear Sertoma Club, Wilmington Industrial Development and the Brigade Boys Club. He was Vice President of the Greater Wilmington Chamber of Commerce and has served as a board member of Plantation Village, Cape Fear Area United Way, First Citizens Bank (Wilmington, NC) Local Advisory Board, Historic Wilmington Foundation, Foundation of the University of North Carolina at Wilmington and the Bellamy Mansion. He is past Chairman of the Board of the Louise Wells Cameron Art Museum. He previously served on the National Advisory Council for Bando America Corporation and Parker Hannifin Corporation. Age 58, Director since 1990.

CORPORATE GOVERNANCE

General

Bankshares periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern its operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Bankshares.

Code of Ethics

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by Bankshares’ directors, executive officers and employees. The Code of Ethics requires that Bankshares’ directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Bankshares’ best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. A copy of the Code of Ethics can be found in the Investor Relations section of the Company’s website at www.coop-bank.com.

As a mechanism to encourage compliance with the Code of Ethics, Bankshares has established whistleblower procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. Whistleblower procedures also prohibit the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics.

Meetings of the Board of Directors

Bankshares conducts business through meetings of its Board of Directors and through activities of its committees. During 2007, the Board of Directors held 14 meetings. No director attended fewer than 75% of the total number of the board meetings held and committee meetings held on which such director served during 2007.

Committees of the Board of Directors

The following table identifies our standing committees and their members. All members of each committee are independent in accordance with the listing standards of the Nasdaq Global Market, Inc.

Director	Audit Committee	Personnel Committee	Nominating Committee
Paul G. Burton	X		X
F. Peter Fensel, Jr.	X*		X*
James D. Hundley		X*
H. Thompson King, III	X		X
R. Allen Rippy		X	X
O. Richard Wright, Jr.		X
Number of Meetings in 2007	6	4	1

*	Denotes Chairperson

Audit Committee

Bankshares’ Audit Committee meets periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The Audit Committee examines and approves the audit report prepared by the independent auditors, discusses and recommends the independent auditors to be engaged and reviews internal accounting controls. All of the members of the Audit Committee are “independent” as defined under the listing standards of the NASDAQ Global Market. The Board of Directors has also determined that Directors Fensel, Burton and King qualify as Audit Committee members with financial sophistication as defined under the listing standards of the NASDAQ Global Market. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that the appointment of a new director to the Board of Directors and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities. The Board of Directors has adopted a Charter for its Audit Committee which governs its composition and responsibilities. The Audit Committee Charter can be found in the Investor Relations section of the Company’s website at www.coop-bank.com. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Nominating Committee

The Nominating Committee is comprised of all of the directors who are “independent” as defined under the listing standards of the NASDAQ Global Market and who are not nominees for a given year’s director election. The Board of Directors has adopted a Charter for its Nominating Committee which governs its composition and responsibilities. The Nominating Committee Charter can be found in the Investor Relations section of the Company’s website at www.coop-bank.com.

Nominating Committee Procedures

In its deliberations, the Nominating Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide adequate representation of the Company’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies in the Board, the Nominating Committee solicits its then current directors for the names of potential qualified candidates. The Nominating Committee may also ask the Company’s directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Nominating Committee’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director. In the event a stockholder has submitted a proposed nominee, in accordance with the procedures in Bankshares’ Amended and Restated Bylaws (the “Bylaws”), the Nominating Committee would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Nominating Committee would evaluate nominees for director recommended by the Board of Directors.

Procedures to be Followed by Stockholders

The Nominating Committee will consider director candidates recommended by security holders in accordance with Article II Section 14 of Bankshares’ Bylaws. Article II Section 14 of the Bylaws provides that, except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the Nominating Committee shall deliver written nominations to the Secretary of the Company at least 20 days prior to the date of the annual meeting. Provided that the Nominating Committee makes its nominations, no nominations for directors except those made by the Nominating Committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the annual meeting. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee; (3) the number of shares of stock which are beneficially owned by each such nominee; (4) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected; and (5) as to the stockholder giving such notice, (a) his or her name and address as they appear on the Bankshares’ books, and (b) the number of shares which are beneficially owned by such stockholder. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Company. Ballots bearing the names of all the persons nominated by the Nominating Committee and by stockholders shall be provided for use at the annual meeting. If the Nominating Committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

Personnel Committee

The Personnel Committee is responsible for determining salary levels for the Company’s President and Chief Executive Officer and other named executive officers, and establishing personnel policies. All members of the Personnel Committee are “independent” as defined under the listing standards of the Nasdaq Global Market. The Personnel Committee has adopted a Charter which governs its responsibilities. The Personnel Committee Charter is available on the Company’s website in the Investor Relations section at www.coop-bank.com. The Personnel Committee reviews all compensation components for Bankshares’ President and Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentives, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Personnel Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Personnel Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Personnel Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Personnel Committee Report.”

Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Linda B. Hopkins, Corporate Secretary, Cooperative Bankshares, Inc., 201 Market Street, P.O. Box 600, Wilmington, North Carolina 28402. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed.

Although Bankshares does not have a formal written policy with respect to Board members’ attendance at its annual meeting of stockholders, it is customary for all directors to attend the annual meeting. All directors except Mr. Rippy attended the 2007 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Our compensation philosophy starts from the premise that the success of Bankshares and Cooperative Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with compensation incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in an increasingly competitive environment for talent, particularly as Wilmington, North Carolina and its surrounding areas grow and expand. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain the key personnel necessary to drive our aggressive growth goals and, in turn, deliver value to our stockholders.

The overall principle guiding executive compensation is to provide our executive officers named in the Summary Compensation Table (the “named executive officers”) with competitive, performance-based total compensation, targeted at market median (between the 40th and 60th percentile), for delivering financial and stockholder performance commensurate with our peer group. Actual total compensation is designed to vary based on our performance relative to our strategic goals and as compared to industry peers. As a result, each named executive officer’s individual compensation is based on a consideration of our performance and individual executive officer performance.

We actively promote the basic principles of our compensation philosophy to foster a sense of “pay prominence” among our key personnel. We use specific compensation decisions to communicate desired results to our key personnel, to influence the process of decision making among our key personnel to produce the desired results and to reward key personnel when they achieve the desired results. We believe this approach creates accountability for the individual performance of key personnel within the structure of our business plan by allowing management to understand the basis upon which their performance will be evaluated.

Our compensation program relies on three primary elements: (i) base compensation or base salary; (ii) cash-based, short-term incentive compensation; and (iii) equity-based, long-term incentive compensation. We also maintain modest benefits and perquisites programs. The Personnel Committee believes a meaningful portion of total compensation should be at risk, based on performance, in order to motivate and reward the named executive officers for achieving our strategic goals. To accomplish this, our executive compensation philosophy is to keep base salaries at conservatively competitive levels with annual incentives representing a range of 0% to 55% of base salary. The maximum incentive range for each named executive is as follows: President and Chief Executive Officer 55%, Executive Vice President and Chief Operating Officer 45%, Senior Vice President and Chief Financial Officer and Senior Vice President of Mortgage Lending 40%. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, our Personnel Committee works closely with nationally-recognized independent compensation consultants (see below) who provide us with their special expertise on competitive compensation practices and help us to benchmark our compensation program to our peers and to “best practices” in our sector. The actual compensation levels for named executive officers in 2007 were consistent with our compensation consultant’s recommendations.

Compensation Elements

Base Compensation. The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that we target to be “conservatively competitive”; our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources including an independent compensation consultant, Matthews, Young – Management Consulting. Each year, the independent consultant furnishes us with a competitive salary range based on a peer group analysis. The Personnel Committee uses this range in making ongoing base salary decisions for each named executive officer. As reflected under “Peer Group Analysis and Competitive Benchmarking”, 2007 named executive officer salaries were designed to be in the 40th to 60th percentile of our peer group range.

The salaries of our executive officers are reviewed at least annually to assess their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment. Typically, base salary adjustments occur in January or at other appropriate intervals during the year.

Short-Term Cash-Based Incentive Compensation. In 2002, the Company instituted a plan (“Management Incentive Plan”). This short-term incentive program is a cash-based plan that is designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an executive officer to accomplish during the year. All award levels are expressed as a percentage of base compensation. Our objective is to drive annual performance at both company and individual levels to the highest attainable levels by establishing thresholds tied to increasing levels of incentive compensation. The Personnel Committee establishes targets in January, subject to the approval of the Board of Directors, taking into account our annual budget and management’s strategic objectives for the year. In establishing these targets, the Personnel Committee considers the recommendations from our independent consultant. In keeping with our compensation philosophy, the target annual incentive opportunities are designed to 1) motivate and reward the named executive officers to achieve our strategic goals and 2) be consistent with median levels of the peer groups and industry guidelines used by the Personnel Committee to make compensation decisions. At the end of the plan year, actual incentive awards are determined. The Committee determines all named executive officers’ awards subject to the approval of the Board of Directors. The Committee retains the discretion, subject to the approval of the Board of Directors, to decrease all forms of incentive payouts based on significant individual or company performance shortfalls. Similarly, the Committee retains the discretion, subject to the approval of the Board of Directors, to increase payouts and/or consider special awards for significant achievement, including but not limited to, superior asset management, investment or strategic accomplishment. However, in general, our intent is, and our practice has been, not to exercise discretion in the determination of incentive awards. A more detailed discussion of the 2007 program appears under “2007 Annual Cash Incentive Plan”.

Long-Term Equity-Based Compensation. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team. Stock options align executives with shareholder interests by rewarding for stock price appreciation which ensures an “ownership” perspective. We use our stock-based compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program are based on a number of factors including the tax and accounting treatment of specific equity compensation techniques. Executives are considered for annual equity awards as part of the Cooperative Bankshares, Inc. 1998 Stock Option and Incentive Plan (as amended). Equity awards are developed based on consideration of competitive market practice, our performance and individual performance. The Personnel Committee is authorized, at its discretion, to recommend stock options, subject to approval of the Board of Directors, in proportion and upon such terms and conditions as the Committee and the Board may determine. In recent years, we have placed greater emphasis on base and short-term compensation as the number of shares available for stock options under the Incentive Plan have been substantially reduced.

Role of the Personnel Committee

We rely on the Personnel Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The

Committee reviews and approves all compensation decisions relating to our executive officers as recommended by the President and Chief Executive Officer. Subject to ratification by the full Board of Directors, the compensation of our President and Chief Executive Officer is set by the Committee. The Committee operates under the mandate of a formal Charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Charter is available on our website in the Investor Relations section at www.coop-bank.com. The Committee and the Board review the Committee’s Charter at least annually to ensure that the scope of the Charter is consistent with the Committee’s expected role. Under the Charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. During 2007, the Personnel Committee met four times. The members of the Committee include Dr. James D. Hundley, Mr. R. Allen Rippy and Mr. O. Richard Wright, Jr.

Peer Group Analysis and Competitive Benchmarking

A guiding principle of our compensation philosophy is the maintenance of a competitive compensation program relative to the companies with which we compete for talent. A primary data source used in setting compensation for our named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is recommended by our independent compensation consultant and approved by the President and Chief Executive Officer and Personnel Committee. In 2007, our peer group was selected with the assistance of our independent compensation consultants on the basis of several factors, including geographic proximity, size, operating characteristics and financial performance (factors that influence executive compensation for banks). The peer group is reviewed and updated each year as appropriate as the comparable banks may change depending on mergers, acquisitions and changes in our business focus or the business focus of our peer institutions. For 2007 the peer group was comprised of the following institutions: The Conway National Bank (Conway, SC), First South Bancorp (Washington, NC), FNB Southeast (Reidsville, NC), Lexington State Bank (Lexington, NC), Bank of North Carolina (Thomasville, NC), Yadkin Valley Bank & Trust (Elkin, NC), Bank of Granite (Granite Falls, NC), The Palmetto Bank (Laurens, SC), Capital Bank (Raleigh, NC), Southern Community Bank (Winston-Salem, NC) and Gateway Bank & Trust (Elizabeth City, NC).

Overall, the goal is to have a representative sample of peer banks that provide a market perspective for base pay and total cash compensation. In addition to the peer group data, we use several other sources of data for cash compensation (base salary and annual cash incentive). Matthews, Young – Management Consulting provides comparative data from several state banking association surveys as well as published industry surveys and a proprietary database of national banking compensation data. The geographic regions used for the surveys were North Carolina, South Carolina, and Georgia; and U.S. financial institutions. The surveys used by Matthews, Young – Management Consulting were the SNL Securities Compensation Review, Watson Wyatt Data Services, Bank Administration Institute survey and the Crowe-Chizek Executive survey, North Carolina, South Carolina and Georgia Bankers Associations. The asset range of financial institutions in the SNL Securities Executive Compensation Review was $500 million to $1 billion with 217 institutions reporting and the asset range of financial institutions in the Watson Wyatt Survey was $500 million to $1.9 billion with 34 institutions reporting. In the SABA survey the asset range selected was above $1 billion (average of $1.4 billion) with eight institutions included and in the Bank Administrative Institute survey, the asset range was above $500 million to $1 billion with 39 institutions included. The asset range of financial institutions in the Crowe-Chizek survey was $500 million to $1 billion with 30 institutions included.

In addition to ongoing compensation reviews and analyses, we undertake a comprehensive total compensation review every few years. This review is conducted upon request of the Personnel Committee to Matthews, Young – Management Consulting and provides an objective analysis of all elements of compensation (individually and in aggregate) relative to the peer group. Pay mix and an assessment of the pay for performance relationship are also reviewed as part of this process.

Role of the Compensation Consultant

Since 2002, the Personnel Committee has worked with independent compensation consultants at Matthews, Young – Management Consulting to benchmark our compensation program against our peers and to afford us their expertise in structuring our compensation program. From time to time, the Committee also reviews with Matthews, Young – Management Consulting developments in the compensation area to ensure that our program is consistent with prevailing practice in our industry. Those services included the preparation of a comprehensive executive compensation review that covered all aspects of compensation for our senior management team, including our President and Chief Executive Officer and other named executive officers. The results of the survey are discussed below. During 2007, we paid Matthews, Young – Management Consulting $30,287.69 for their services.

Role of Management

Our President and Chief Executive Officer and other named executive officers develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The President and Chief Executive Officer meets with the Personnel Committee to discuss the recommendations and also reviews with the Committee his recommendations concerning the compensation of our named executive officers, including our Chief Operating Officer, Chief Financial Officer and Senior Vice President of Mortgage Lending. Our President and Chief Executive Officer does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of each program. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements. During 2007, we continued to consider the implications of two significant developments in the tax and accounting area – the new Section 409A rules applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS123R. We have addressed these developments as they are interpreted and are considered in our compensation practices.

To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation paid to our named executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of Bankshares and its stockholders to provide our key personnel with reasonable financial arrangements in the event of a change in control. In addition, the use of such arrangements by our competitors necessarily influences our use of such arrangements to maintain our ability to attract and retain key personnel. We have entered into employment agreements or change in control agreements, which provide for change in control benefits, with our named executive officers on terms consistent with the compensation packages for senior management among our peers. The change in control benefits under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of Bankshares and Cooperative Bank. At present, Frederick Willetts, III, our President and Chief Executive Officer, is covered by an employment agreement which provides for specified benefits and benefit continuation in the event of the termination of his employment in connection with a change in control of Bankshares or the Bank. In addition, O. C. Burrell, Jr., Executive Vice President and Chief Operating Officer, Todd L. Sammons, Senior Vice President and Chief Financial Officer, and Dickson B. Bridger, Senior Vice President of Mortgage Lending, are covered by change in control agreements providing specified benefits and benefit continuation in the event of their termination of employment within a specified period following a change in control of Bankshares or the Bank. See “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our employment and change in control agreements and the potential payments to the named executive officers under those agreements.

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans. Our defined benefit retirement plan was frozen effective July 1, 2006. At that time, we enhanced the 401(k) plan for our employees by increasing the

Company match. In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also offer Messrs. Willetts and Burrell supplemental retirement benefits under a supplemental executive retirement plan and other supplemental executive retirement. We have also entered into split dollar life insurance agreements with our President and Chief Executive Officer and our Chief Operating Officer and have provided for supplemental life insurance coverage for our Chief Financial Officer and our Senior Vice President of Mortgage Lending. For additional information on these agreements and arrangements, please see “Supplemental Executive Retirement Agreement, Executive Indexed Retirement Agreement and Split Dollar Life Insurance Policies”.

Perquisites

To further enhance the named executive officers’ ability to promote our business interests in our markets, and to reflect competitive practices for similarly situated officers employed by our peers, each named executive officer has the use of a company vehicle with insurance and fuel paid by the Company. The value of the Company vehicle is established by using the maximum IRS allowable lease value. In addition, we provide cellular telephone service and pay dues for various civic oriented organizations.

Director Compensation

Members of the Board of Directors receive compensation for their services on the Board. In addition, non-employee directors receive fees for each committee meeting attended. Committee fees are paid in cash. The level and mix of director compensation is reviewed by the Personnel Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of director compensation also considers the increased liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In September 2007, a review of directors’ compensation revealed that our directors’ pay is at approximately the 75th percentile of our peer group. At that time, annual directors’ compensation in our peer group ranged from $8,000 to $30,000 per director. The details of our 2007 Director Compensation and the subsequent increase are set forth in the Directors’ Compensation Table of the Proxy Statement.

Stock Compensation Grant and Award Practices; Timing Issues

Our Personnel Committee considers whether to make stock option grants and/or award other forms of equity during December of each year. Incentive awards under the Management Incentive Plan are usually determined at the February meeting. The December meeting is the culmination of the Committee’s evaluation of officer, employee and Company performance during the year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Personnel Committee considers the recommendations of our President and Chief Executive Officer and other executive officers with respect to awards contemplated for their subordinates. However, the Committee, with Board oversight and approval, is solely responsible for the development of the schedule of grants or awards made to the President and Chief Executive Officer and other executive officers.

As a general matter, the Personnel Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Personnel Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, Bankshares has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock option and incentive plan. Under our current plan, which was approved by shareholders in 1998 and amended in 1999, the exercise price of an option is the average of the reported high bid and low ask price on the grant date, as published in the Wall Street Journal. The grant date is the date of Board approval of Committee action.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our named executive officers and Board members. As a practical matter, our officers and directors hold significant interests in our stock, which they have accumulated through participation in the Stock Option and Incentive Plan as well as through individual purchases and contributions to their 401(k) Plan (see “Stock Ownership”). During 2006, the Personnel Committee reviewed prevailing practices among peer companies with respect to stock ownership guidelines and decided to defer action on the introduction of formal guidelines. The Committee concluded that there was no clear consensus on the structure of appropriate guidelines.

Our 2007 Compensation Program

2007 Compensation Summary. The following is a summary of our 2007 compensation program as it relates to our named executive officers:

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The annual comprehensive review of our cash-based annual incentive program resulted in a decision to continue to tie short-term incentive awards for named executive officers to Bankshares’ and the Bank’s financial performance objectives.

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The 2007 compensation analysis took into consideration a 2006 adjustment to the President and Chief Executive Officer’s compensation to market median levels based on comprehensive peer group analysis of our executive compensation structure and our compensation consultant’s recommendations.

2007 Compensation Review. 2007 named executive officer base salaries were determined through the Personnel Committee’s review of a combination of the peer group compensation and comparative benchmarking analysis performed by Matthews, Young — Management Consulting in 2006 and through the Committee’s analysis of individual named executive officer performance and corporate performance. In 2006, results of the North Carolina Bankers Association survey, the South Carolina Bankers Association survey and the Georgia Bankers Association survey, Watson Wyatt Data Services, Bank Administration Institute survey, the SNL Securities Compensation Review and the America’s Community Bankers survey, were compared to salaries of the named executive officers. Peer groups were compared to us by asset range and geographic region and base salaries were targeted at the 40th to 60th percentile of the reported salaries in our peer groups. By comparison, base salaries for our named executive officers had been in the low to average range for comparable peer groups.

2007 Annual Cash Incentive Plan. Under our Management Incentive Plan for 2007, the Personnel Committee established a set of financial and non-financial metrics for each named executive officer. Each performance metric has a weight within the plan, and the sum of the individual weights when applied to the percentage of achievement of the budgeted Net Income will determine the payout to the participants. In 2007, financial metrics comprised 90% of the plan and non-financial metrics comprised 10% of the plan. Below is a detailed explanation that reflects the 2007 Management Incentive Plan objectives with applicable weights for the named executive officers.

Objective	Weight
1. Achieve budgeted earnings of $14,176,300 (threshold of $9,923,000 to maximum of $14,176,300)	75%
2. Improve profitability with an ROAE of 15.15% (threshold of 12.5% to maximum of 15.15%)	10%
3. Achieve growth in core deposits of $60 million (threshold of $10 million to maximum of $60 million)	5%
4. Strategic Plan Objectives:
A. Complete Board approved Strategic Plan for Lumina Mortgage and begin implementation by July 1, 2007	3%
B. Complete update of Bankshares Strategic Plan by June 1, 2007	7%

The amount to be paid to each named executive officer as annual incentive for 2007 is determined by analyzing the performance within the performance range. For 2007, the President and Chief Executive Officer’s potential incentive award range was from 0% of base salary to 55% of base salary, the Chief Operating Officer’s incentive award range was from 0% of base salary to 45% of base salary, and the Chief Financial Officer and Senior Vice President of Mortgage Lending incentive award range was from 0% of base salary to 40% of base salary. Distribution of incentive awards is deferred until the Audit Committee has received and approved the year-end audit but occurs no later than March 15 of the subsequent year. We achieved 73.8% of our target for net income, 18.5% of our target for return on average equity, 63% of our target for core deposit growth and 100% of our target for completing strategic plan objectives. As a result, Messrs. Willetts, Burrell, Sammons and Bridger received incentive awards of $90,038, $45,334, $33,245 and $33,245, respectively.

2007 Long-Term Incentive Program. There were no stock-based compensation awards in 2007.

2007 Review of Chief Executive Officer Compensation and Other Named Executive Officer Compensation. The Personnel Committee also reviewed the compensation of our President and Chief Executive Officer in January 2007 on the basis of a comparative study conducted by the independent compensation consultant and the consultant’s recommendations. The analysis presented to the Committee indicated that the overall compensation levels of the President and Chief Executive Officer were generally well-positioned relative to the median compensation for persons holding comparable positions at peer companies. With respect to total cash compensation, i.e., base compensation and short-term incentive compensation, the study concluded that total cash compensation was competitive with the market assuming incentive compensation targets were met. The study placed long-term equity compensation at the market median for the President and Chief Executive Officer.

The Committee adjusted base compensation in 2007 for the President and Chief Executive Officer by 10.0% from $295,000 to $325,000 to bring him to the 50th percentile within the peer group and to maintain an appropriate balance between base and incentive compensation. The Committee also maintained the annual cash incentive compensation target for the President and Chief Executive Officer at 55% of base compensation.

The Committee’s annual review also considered compensation levels for our other named executive officers, taking into account comparative data presented on the same basis as for the President and Chief Executive Officer. While compensation at most positions reflected market levels, the President and Chief Executive Officer recommended base salary increases for the other named executive officers who had taken on increased responsibilities as a result of our rapid growth. The aggregate adjustment for this group was approximately 10%, with Mr. Sammons’ salary increasing from $146,025 to $165,000 effective March 1, 2007, Mr. Burrell’s salary increasing from $191,750 to $200,000 and Mr. Bridger’s salary increasing from $146,025 to $165,000 effective March 1, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Company’s President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and the other Bankshares executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
Frederick Willetts, III President and Chief Executive Officer	2007 2006	$325,000 295,000	— —	— —	— —	$90,038 84,074	$50,000 54,000	$104,203 102,315	(1)	$569,241 535,389
Todd L. Sammons, CPA Senior Vice President and Chief Financial Officer	2007 2006	162,833 146,025	— —	— —	— —	33,245 30,267	7,000 12,000	5,451 7,365	(1)	208,529 195,657
O. C. Burrell, Jr. Executive Vice President and Chief Operating Officer	2007 2006	200,000 191,750	— —	— —	— —	45,334 44,712	16,000 24,000	69,504 72,861	(1)	330,838 333,323
Dickson B. Bridger Senior Vice President Mortgage Lending	2007 2006	162,833 146,025	— —	— —	— —	33,245 30,267	8,000 15,000	5,712 4,298	(1)	209,790 195,590

(1)	For Mr. Willetts, consists of directors’ fees ($33,200), expenses associated with an indexed retirement agreement ($59,297), and a split dollar life insurance agreement ($4,344). For Mr. Burrell, consists of expenses associated with an indexed retirement agreement ($59,251) and a split dollar life insurance agreement ($3,312). In addition, includes the total perquisites for the named executive officers as outlined in the Compensation Discussion and Analysis: Mr. Willetts—$7,362, Mr. Sammons—$5,451, Mr. Burrell—$6,941 and Mr. Bridger—$5,712.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options and stock awards that have not vested for each of the named executive officers at December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Frederick Willetts, III	15,750 10,500	—	—	$12.000 13.773	12/29/2014 12/14/2015	—	—
Todd L. Sammons	4,500 6,750 11,250 1,125 4,500	—	—	11.867 12.000 4.822 4.889 13.773	02/02/2014 12/29/2014 01/01/2012 01/01/2010 12/14/2015	—	—
O. C. Burrell, Jr.	8,325 5,550	—	—	12.000 13.773	12/29/2014 12/14/2015	—	—
Dickson B. Bridger	4,500 6,750 11,250 2,250 4,500	—	—	11.867 12.000 4.822 4.889 13.773	02/02/2014 12/29/2014 01/01/2012 01/01/2010 12/14/2015	—	—

Pension Benefits

The following table provides information with respect to the present value and accumulated benefits for named executive officers under the Pentegra Defined Benefit Plan for Financial Institutions.

Name	Number of Years Credited Service as of 1/1/2008 (#)	12/31/2006 Present Value of Accumulated Benefit ($)	12/31/2007 Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Frederick Willetts, III	33.833	$638,000	$688,000	—
Todd L. Sammons	20.250	80,000	87,000	—
O. C. Burrell, Jr.	13.167	216,000	232,000	—
Dickson B. Bridger	22.333	104,000	112,000	—

(1)	The Pentegra Defined Benefit Plan for Financial Institutions, as adopted by the Cooperative Bank, is an IRS qualified defined benefit plan which covers all employees of the Bank who have reached the age of 21 and have 12 months of service. The plan provides a benefit of 1.25% of the lesser of the covered compensation or a participant’s highest five-year average earnings multiplied by the participant’s years of benefit service plus 1.75% of the amount that the participant’s highest five-year average earnings exceeded the covered compensation level, if any, multiplied by the participant’s years of benefit service. Benefit accruals froze on July 1, 2006. Earnings are defined as base salary as of January 1 or, if later, the participant’s date of employment. Annual benefits provided under the plan are also subject to IRS limits, which vary by age and benefit payment type. The present value is calculated by multiplying the benefits accrued before October 1, 2000 by a present value factor based on an assumed age 65 retirement date, the 1994 GAM mortality table projected five years, valuing 50% of the benefits at 5.0% and 50% of the benefit at 7.75%, and discounting to the current age at 7.75%. Benefits accrued after October 1, 2000 are multiplied by the same present value factor and discounted to the current age at 7.75%, but are valued at 7.75%. The difference between the present value of the December 31, 2007 accrued benefit and the present value of the December 31, 2006 accrued benefit is the “total increase in present value of accrued benefits” for the plan.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Frederick Willetts, III	—	$59,297	—	—	$264,739
Todd L. Sammons	—	—	—	—	—
O. C. Burrell, Jr.	—	59,251	—	—	340,596
Dickson B. Bridger	—	—	—	—	—

(1)	2007 employer contributions to named executive officers’ indexed retirement agreement. This amount is included in the Summary Compensation Table under All Other Compensation.

Employment and Change in Control Agreements

Employment Agreement. On February 7, 2007 Bankshares and Cooperative Bank entered into a new employment agreement (replacing the prior employment agreement) with Frederick Willetts, III. Mr. Willetts is the only named executive officer with whom Bankshares or the Bank has an employment agreement. Under the terms of his employment agreement, Mr. Willetts serves as President and Chief Executive Officer of Bankshares and Cooperative Bank. In such capacities, Mr. Willetts is responsible for overseeing all phases of the business of Bankshares and the Bank and for implementing the policies adopted by the Boards of Directors.

The employment agreement provides for a term of five years. On each anniversary date of the commencement of the employment agreement, the term of Mr. Willetts’ employment may be extended by the Board of Directors for an additional one-year period beyond the then effective expiration date. The employment agreement provides Mr. Willetts with an annual salary of $325,000, with a salary review by the Board of Directors not less often than annually, as well as inclusion in discretionary bonus plans and in all employee benefit plans sponsored by the Bank, including retirement, pension, medical disability, life insurance or any similar programs. He is also eligible to participate in any executive compensation or benefits which may become available to the Bank’s senior management employees, including stock-based compensation or incentive compensation plans, supplemental retirement programs or any other benefits which are commensurate with the responsibilities and functions to be performed by Mr. Willetts under his agreement. Mr. Willetts’ agreement also contains a loyalty and non-competition provision, which requires that he devote his full business time, attention and skill to the performance of his duties under his agreement, provided that he may still serve in positions which will not create a conflict of interest with Bankshares, the Bank or any of their affiliates. He is also entitled to annual vacation and sick leave benefits in accordance with the policies that the Bank’s Board of Directors periodically establishes for senior management. In January 2008, Mr. Willetts’ agreement was extended for an additional one-year period and his salary increased to $396,000 per year.

As discussed further under “Disclosure Regarding Termination and Change in Control Provisions,” Mr. Willetts’ agreement also provides that he is entitled to receive severance benefits if, prior to the agreement’s expiration, Bankshares or the Bank voluntarily terminates his employment for any reason other than “cause” (as defined in the agreement) or he terminates his employment for “good reason” (as defined in the agreement), or his agreement is terminated in connection with a “Change in Control” (as defined below) of Bankshares or the Bank.

Change in Control Agreements. Cooperative Bank has entered into change in control agreements with each of O. C. Burrell, Jr., Executive Vice President and Chief Operating Officer, Todd L. Sammons, Senior Vice President and Chief Financial Officer and Dickson B. Bridger, Senior Vice President of Mortgage Lending. The provisions of these agreements, and the similar provision in Mr. Willetts’ employment agreement, may have the effect of discouraging a future takeover attempt in which stockholders of Bankshares otherwise might receive a premium for their shares over then-current market prices. Each agreement is extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination, follows a change in control of Bankshares or the Bank, the executive officer is entitled to receive a severance payment equal to 2.99 times his average annual compensation for the five most recent taxable years preceding termination. The executive officer would also be entitled to receive a continuation of his life, health, dental and disability coverage for 36 months following termination. See “Disclosure Regarding Termination and Change in Control Provisions” for more detailed discussion of the compensation that Messrs. Burrell, Sammons and Bridger would receive in connection with a change in control.

Supplemental Executive Retirement Agreement, Executive Indexed Retirement Agreements and Split Dollar Life Insurance Policies

Cooperative Bank maintains an amended and restated Supplemental Executive Retirement Agreement with Mr. Willetts (the “SERP”) and an Executive Indexed Retirement Agreement with Mr. Burrell. The purpose of these agreements is to provide the executives with supplemental retirement benefits that are consistent with the benefits provided to similarly situated executives in the Bank’s peer group.

The SERP provides Mr. Willetts with an annual retirement benefit equal to 75% of the highest base salary he received over the 60-month period preceding his termination of employment, minus amounts payable under the Bank’s tax-qualified plans and adjusted for social security payments. Mr. Willetts’ SERP benefit is payable over a 288 month period following his separation of service on or after attaining age 65. If Mr. Willetts separates from service prior to attaining age 65 for reasons other than death, disability or following a change in control, he would receive a reduced early retirement benefit. See “Disclosure Regarding Termination and Change in Control Provisions” for a more detailed discussion of Mr. Willetts’ SERP benefits.

The Executive Indexed Retirement Agreement provides Mr. Burrell with a monthly Primary Retirement Account benefit payable in equal installments over a 288 month period. The monthly Primary Retirement Account benefit is determined by taking Mr. Burrell’s Retirement Account balance as of the end of the last plan year prior to his termination of employment and dividing the account balance by 288. The balance in Mr. Burrell’s Retirement Account is determined by taking the difference between the after tax earnings on specified adjustable life insurance contracts and the premium expense on the life insurance contracts and the Bank’s cost of funds expense on the premiums paid on the life insurance contracts. The Bank is the sole owner of the life insurance policies. See “Disclosure Regarding Termination and Change in Control Provisions” for a more detailed discussion of Mr. Burrell’s Executive Indexed Retirement Agreement benefits.

The Company also maintains split dollar life insurance agreements with Mr. Burrell and Mr. Willetts which provide the executives’ beneficiaries with a death benefit. In addition, the Company maintains supplemental life insurance policies on Mr. Sammons and Mr. Bridger.

Disclosure Regarding Termination and Change in Control Provisions

Employment Agreement. Mr. Willetts’ employment agreement terminates upon his death, may terminate upon his disability and is terminable by Bankshares or the Bank for “just cause or for good reason” (as defined in the employment agreement). In the event of termination for just cause, no severance benefits are available. If Bankshares or the Bank terminates Mr. Willetts without just cause, Mr. Willetts will be entitled to receive a payment equal to (a) the amount of base salary (at the rate in effect on his termination date) he would have been paid through the expiration date of the employment agreement, including any renewal period, and (b) continuation of his and his spouse’s group health, dental, life and disability insurance programs from the date of termination through the remaining term of the employment agreement. If Mr. Willetts’ employment agreement was terminated on December 31, 2007 without just cause, we estimate the value of payments and benefits described in clauses (a) and (b) above that he would have been eligible to receive as follows: (a) $1,625,000 (representing five years of his employment agreement multiplied by $325,000) and (b) $49,039 (which we estimated at $817 per month for the five year period of this employment agreement). Mr. Willetts is able to voluntarily terminate his employment agreement by providing 90 days’ written notice to the Boards of Directors of the Bank and Bankshares, in which case Mr. Willetts is entitled to receive only his (c) compensation, (d) vested rights and (e) benefits up to the date of termination. If Mr. Willetts terminated his employment agreement on December 31, 2007, we estimate the value of payments and benefits described in clauses (c), (d) and (e) above that he would have been eligible to receive as follows: (c) $81,250 (representing 90 days salary), (d) $952,739 (representing the $688,000 present value of his accumulated benefit under the Bank’s pension plan, plus the balance of Mr. Willetts’ Executive Indexed Retirement Agreement) and (e) $2,452 (representing 90 days benefits).

In the event of (i) Mr. Willetts’ involuntary termination of employment other than for “just cause” during the period beginning six months before a “Change in Control” and ending on the latter of the second anniversary of the change in control or the expiration date of the employment agreement (the “Protected Period”), (ii) Mr. Willetts’ voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which had not been consented to by Mr. Willetts, or (iii) Mr. Willetts’ voluntary termination of employment for any reason within the one-year period beginning on the date of the change in control, Mr. Willetts will be paid, within 10 days of such termination, the greater of (A) the severance benefits to which he would be entitled if he were terminated without “just cause or for good reason” (or) (B) (1) a payment equal to three times the sum of his base salary plus the highest cash bonus paid to him during the five year period preceding his termination date, and (2) the continuation, for 36 months, of his coverage under the Bank’s health, dental, life and disability programs. “Change in Control” means any one of the following events: (a) the acquisition by any person (or persons acting as a group) of ownership, holding or power to vote more than 25% of the voting stock of Bankshares or the Bank, (b) the acquisition by any person (or persons acting as a group) of the ability to control the election of a majority of Bankshares’ or the Bank’s directors, (c) the acquisition of a controlling influence over the management or policies of Bankshares or of the Bank, (d) Bankshares or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Bankshares or the Bank immediately before the merger or consolidation, or (e) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of Bankshares or of the Bank (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. If Mr. Willetts’ employment agreement was terminated on December 31, 2007 without cause during a Protected Period, or Mr. Willetts voluntarily terminated his employment within 90 days of the occurrence of certain specified events occurring during the Protected Period which had not been consented to by Mr. Willetts, or Mr. Willetts voluntarily terminated his employment for any reason within the one-year period beginning on the date of the change in control, we estimate that the payments described under clause (A) above would result in the greater severance benefit, assuming severance of $1,674,039, including $1,625,000 in base salary (representing five years of continued base salary at $325,000 per year) and $49,039 in continued benefits (representing the estimated cost of continued benefits for five years at the rate of $817 per month); versus severance of $1,326,923 under clause (B) (representing the sum of three times Mr. Willetts’ base salary of $325,000, or $975,000, three times his 2003 bonus of $107,500, or $322,500, and 36 months of continued benefits at the rate of $817 per month, or $29,423).

In the event that any payments or benefits provided to Mr. Willetts under his employment agreement are subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code, the employment agreement provides Mr. Willetts with indemnification for these excise taxes and any additional income, employment and excise taxes imposed as a result of the initial indemnification. We estimate that, if Mr. Willetts’ employment agreement was terminated on December 31, 2007 in connection with a change in control, and he received change in control-related payments of $1,674,039, as set forth above, he would be entitled to receive a tax indemnification or “gross-up” payment of $763,163 under the terms of the employment agreement.

Change in Control Agreements. Each change in control agreement provides that in the event of the executive officer’s involuntary termination of employment with the Bank, in connection with, or within one year after, any change in control of the Bank, the employee shall be paid an amount equal to his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. “Control” is defined in the same way as under Mr. Willetts’ employment agreement. Under each change in control agreement, upon the occurrence of a change in control, the Bank would also continue to pay for the executive’s life, health, dental and disability coverage for 36 months following termination. We estimate that, assuming the termination of employment or other triggering events under the foregoing circumstances at December 31, 2007, and also assuming that the executive would not receive any other excess parachute payments (as defined in Section 280G of the Internal Revenue Code), Messrs. Burrell, Sammons and Bridger would be eligible to receive approximately $680,107, $491,088 and $486,701, respectively.

Supplemental Executive Retirement and Executive Indexed Retirement Agreements.

On January 4, 2008, the Bank entered into an amended and restated supplemental executive retirement agreement with Mr. Willetts. The amended agreement, effective as of January 1, 2008, amended and restated Mr. Willetts’ prior supplemental executive retirement agreement with the Bank to ensure that the benefits are consistent with the projections considered by the parties when the supplemental executive retirement agreement was originally entered into, and to ensure consistency with the benefits of similarly situated executives employed by institutions in the Bank’s peer group.

The amended agreement provides Mr. Willetts with an annual retirement benefit, for 288 months, following separation from service (other than for cause) on or after attaining age 65. This retirement benefit equals 75% of the following calculation: the highest rate of annual base salary received by Mr. Willetts during the 60-month period preceding termination of employment, minus:

A) one-half of the annual amount payable (before any earnings reduction) to him as a primary Social Security retirement benefit at age 65;

B) the annual benefit payable to him as a single life annuity under any tax-qualified defined benefit pension plan of the Bank in which he was a participant during his period employment with the Bank; and

C) the annual benefit that would be payable to him under any tax-qualified defined contribution plan of the Bank if he received the balance to his account under such plan(s) in the form of an actuarially equivalent single-life annuity (subject to certain limitations).

If Mr. Willetts separates from service prior to age 65 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the extent to which the annual retirement benefit described above should be accrued by the Bank under generally accepted accounting principles as of the date of termination. If Mr. Willetts separates from service due to death or disability or following a change in control of the Company, he or his beneficiary will receive the normal retirement benefit, regardless of his age at the time of separation from service or death. In the event of a change in control of Bankshares, Mr. Willetts will receive his benefit in the form of a lump sum payment. The agreement provides that benefit payments will not commence until six months following Mr. Willetts’ separation from service, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended.

Mr. Burrell’s Executive Indexed Retirement Agreement provides that within 60 days following the end of the plan year following his termination of employment and continuing until his death, the Bank shall pay a “Secondary Normal Retirement Benefit” in an amount based upon the return on the increase in the cash surrender value of certain insurance policies used to fund these agreements. In addition, the Bank will pay to him a “Primary Normal Retirement” beginning the month following his termination of employment. The “Primary Normal Retirement Benefit” is determined by taking his Retirement Account as of the end of the last plan year prior to termination and paying it out over 288 months in equal payments without interest.

As of December 31, 2007, the balances in the Retirement Accounts of Messrs. Willetts and Burrell were $389,013 and $271,925, respectively. If Messrs. Willetts’ and Burrell’s employment was voluntarily terminated without reason on December 31, 2007, they would not be entitled to receive any benefits as neither was age 65 as of December 31, 2007. If the Executives are involuntarily terminated prior to age 65 (other than for cause, due to disability, or as a result of a change in control), they will be entitled to receive, in a lump sum, the value of their Retirement Account as of the end of the last plan year. In the event of disability, the Executives will become 100% vested in their accounts and entitled to immediately begin receiving their retirement benefits. We estimate that if Messrs. Willetts’ and Burrell’s employment was terminated due to disability on December 31, 2007, they would be entitled to receive $76,000 and $63,000, respectively, per year until their death. In the event of the Executive’s death, the remaining unpaid balance of the pre-retirement account shall be paid, in a lump sum, to their designated beneficiaries. We estimate that if Messrs. Willetts’ and Burrell’s employment was terminated due to death on

December 31, 2007, their beneficiaries would have been entitled to receive $389,013 and $271,925, respectively. In the event the Executives are terminated within 12 months following a change in control for reasons other than death, disability or retirement, they will be entitled to receive their benefits at age 65 as if they had been continuously employed until age 65. For purposes of the agreements, a change in control will occur if any corporation, person or group acquires more than 25% of the voting stock of Bankshares or the Bank.

DIRECTOR COMPENSATION

Members of the Board of Directors receive $1,200 per month and $600 per month for their services on the Bank’s Board of Directors and Bankshares’ Board of Directors, respectively. The Chairman of the Board received an additional fee of $1,000 per month for fiscal 2007. At the December 19, 2007 meeting of the Board of Directors, an annual stipend of $8,000 payable to all non-employee directors was approved. This stipend will be paid in January of each subsequent year. Effective January 1, 2008, the Board of Directors voted to discontinue paying Board fees to directors who are also employed by the Company or Bank with the exception of two employees at the Jefferson Branch who serve in an “Advisory Board” capacity in keeping with our merger agreement. In addition, non-employee members of the Board of Directors receive the following compensation for each committee meeting attended as follows: The Committee Chairmen receive $700 per meeting and committee members each receive $500 per committee meeting. During the year ended December 31, 2007, there were no stock options granted to any non-employee director.

The following table provides compensation received by individuals who served as non-employee directors of the Company during the 2007 fiscal year. This table excludes perquisites which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation(2) ($)	Total ($)
Paul G. Burton	$27,000	—	—	—	$40,900	$12,758	$80,658
F. Peter Fensel, Jr.	27,000	—	—	—	19,319	1,307	47,626
James D. Hundley	26,400	—	—	—	27,779	1,372	55,551
H. Thompson King, III	27,200	—	—	—	24,991	2,221	54,412
R. Allen Rippy	25,100	—	—	—	18,464	1,246	44,810
O. Richard Wright, Jr.	25,600	—	—	—	22,803	1,674	50,077

(1)	Reflects total of interest credited to Director Deferred Fee Plan and Liability Accrual for Director Retirement Plan.
(2)	All other compensation is as a result of the Imputed Income for the Split Dollar Life Insurance Plan.

Options Exercised by Directors

The following table provides information concerning stock option exercises for each named director during 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Paul G. Burton	1,000	$12,524.00
James D. Hundley	6,106	69,094.65
H. Thompson King, III	3,406	40,272.54
R. Allen Rippy	22,500	257,265.00
O. Richard Wright, Jr.	6,000	64,064.00

(1)	The following stock options were exercised in 2007: Mr. Burton: October 22, 2007, 1,000 shares granted July 15, 1999, option price $4.916. Dr. Hundley: (i) March 28, 2007, 1,018 shares granted July 15, 1999, option price $4.916; (ii) May 1, 2007, 2,035 shares granted July 15, 1999, option price $4.916; (iii) July 16, 2007, 2,035 shares granted July 15, 1999, option price $4.916; and (iv) November 13, 2007, 1,018 shares granted July 15, 1999, option price $4.916. Mr. King: May 29, 2007, 3,406 shares granted July 15, 1999, option price $4.916. Mr. Rippy: June 12, 2007, 22,500 shares granted July 15, 1999, option price $4.916. Mr. Wright: (i) March 20, 2007, 2,000 shares granted July 15, 1999, option price $4.916; (ii) April 27, 2007, 2,000 shares granted July 15, 1999, option price $4.916; and (iii) November 28, 2007, 2,000 shares granted July 15, 1999, option price $4.916.

Director Retirement Agreements

In order to provide retirement benefits for non-employee directors, the Company entered into Director Retirement Agreements with each of the non-employee directors. Each Director Retirement Agreement provides for a benefit of $19,200 annually for a period of ten years from the latter of 72 years of age or termination of service. The Director Retirement Agreements provide for a reduced lump sum payment in the event of termination, including a change of control, with the amount varying depending on the reason for the termination. No benefit is payable in the event of termination for cause. In the event of the director’s death, a lump sum payment shall be paid to the director’s designated beneficiaries.

In order to fund the benefits payable under the Director Retirement Agreements, the Company has purchased life insurance policies on each director. The policies are designed to offset the program’s costs during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death.

Director Deferred Fee Agreements

Each Director of the Company entered into Director Deferred Fee Agreements (other than Director Willetts). Pursuant to the terms of the Deferred Fee Agreements, each director may elect to defer up to 100% of the fees he would otherwise be entitled to receive for serving as director. The directors are entitled to change the election amount annually. Interest on the amount deferred is credited at a rate of 10%. Commencing one month after the latter of 72 years of age or termination of service, the director will be entitled to receive the balance in his deferral account in 120 monthly installments. In the event of termination of service prior to reaching age 72 for reasons other than death or a change in control, the director will be entitled to receive the balance in his deferral account in a lump sum payment. In the event of a change in control, pursuant to the terms of the Director Deferred Fee Agreements with Bankshares, a director will be entitled to receive a lump sum payment in the amount of the greater of such director’s deferral account or $77,158. The Deferred Fee Agreements between the directors and the Bank provide for a lump sum payment upon a change in control in the amount of the greater of the director’s deferral account and $169,748. In the event of the death of a director, whether before or after termination of service but before payments have commenced, the director’s beneficiary will be entitled to receive, in a lump sum, the director’s deferral account balance. In the event of the death of the director after payments have commenced, such beneficiary will be entitled to receive the remaining payments due to him at the same time and in the same amounts as the director was receiving at the time of death.

PERSONNEL COMMITTEE REPORT

The Personnel Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Personnel Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. See “Compensation Discussion and Analysis.”

Submitted by:	THE PERSONNEL COMMITTEE
James D. Hundley, Chairman
R. Allen Rippy
O. Richard Wright, Jr.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.” In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also has approved, subject to stockholder ratification, the appointment of the Company’s independent auditors.

Submitted by:	THE AUDIT COMMITTEE
F. Peter Fensel, Jr., Chairman
Paul G. Burton
H. Thompson King, III

PROPOSAL 2 — AMENDMENT OF ARTICLES OF INCORPORATION

The Board of Directors has unanimously approved, declared advisable and recommends to stockholders an amendment to the Company’s Articles of Incorporation to provide that the number of Company directors shall be such number as shall be provided from time to time in, or in accordance with, the Company’s Bylaws. The Board of Directors believes that this proposal is in the best interests of the Company and recommends a vote “FOR” the proposed amendment.

Currently, the first paragraph of ARTICLE 6 of the Articles of Incorporation states:

ARTICLE 6. Directors. The Corporation shall be under the direction of the board of directors. The number of directors, as stated in the Corporation’s bylaws, shall not be less than seven nor more than twelve.

The proposed amendment would revise the first paragraph of ARTICLE 6 of the Articles of Incorporation to state:

ARTICLE 6. Directors. The Corporation shall be under the direction of the board of directors. The number of the Corporation’s directors shall be such number as shall be provided from time to time in, or in accordance with, the Corporation’s Bylaws.

Article III, Section 3 of the Company’s Amended and Restated Bylaws generally provides that no person who is 72 years of age or older and who is not an employee of the Company shall be eligible for election, re-election, appointment, or reappointment to the Company’s Board of Directors. However, Article III, Section 3 further provides that the Board of Directors may, by a written resolution approved by a majority of its disinterested members, exclude an incumbent director from the age limitation restrictions set forth in the Amended and Restated Bylaws. The class of the Company’s directors whose term expires at the 2008 annual meeting of stockholders includes Paul G. Burton, a non-employee director of the Company who turned 72 years old on April 28, 2007. The Board of Directors has previously determined that Mr. Burton has been and continues to be a valuable asset to the Board and the Company and has nominated Mr. Burton to stand for re-election as a director of the Company at its 2008 annual meeting of stockholders in accordance with Article III, Section 3 of the Company’s Amended and Restated Bylaws. However, Mr. Burton has informed the Board of Directors of his intent to retire from the Board immediately following the Company’s 2008 annual meeting of stockholders if this Proposal 2 is adopted by the Company’s stockholders and the Board of Directors adopts a resolution decreasing the size of the Board to six individuals. In the event that this Proposal 2 is not adopted by the Company’s stockholders, Mr. Burton has informed the Board of Directors of his intent to remain on the Board until the Board has a sufficient number of directors under the Company’s Articles of Incorporation so as to permit him to retire.

If this Proposal 2 is approved by the Company’s stockholders, the Board of Directors intends to amend the Company’s Bylaws to fix the size of the Board at six individuals. The Board believes a smaller, six member Board is more manageable and will contribute to better discussion and deliberation among the directors, which is in the best interests of the Company and its stockholders. The Board also believes that this reduction will result in a more optimal range of size. Further, the Board believes that the proposed amendment to the Articles of Incorporation and the above-referenced amendment to the Company’s Bylaws allows the Board to avoid having to quickly fill unexpected vacancies that may occur in the future in order to meet the existing minimum size requirements. Consequently, if and when vacancies occur in the future, the Board will have the flexibility to conduct an organized search for a replacement, thereby preserving the quality of the Board and maintaining its diversity of experience. In addition, the Board of Directors also believes that it is advisable to generally provide greater flexibility in determining the size of the Board, particularly in light of the trend towards somewhat smaller boards of directors with a greater percentage of outside directors. The Board believes that such flexibility is important at this time since outside directors are increasingly becoming more likely to limit the number of boards of directors on which they are willing to serve. As a result, there is a limited number of qualified persons who are willing to take on the responsibilities and liabilities of serving as a director and the number of qualified persons varies from time to time.

Accordingly, the Board of Directors supports the proposed change to the Company’s Articles of Incorporation. Unless marked to the contrary, the shares represented by the accompanying proxy will be voted “FOR” the approval of the amendment to the Articles of Incorporation.

The Board of Directors recommends that stockholders vote “FOR” the approval of the proposed amendment to the Articles of Incorporation.

PROPOSAL 3 — APPROVAL OF THE STOCK-BASED RETIREMENT PLAN FOR DIRECTORS

General

On February 20, 2008, the Board of Directors adopted, subject to stockholder approval at the annual meeting, the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors (the “Director Stock Plan” or the “Plan”). The Director Stock Plan will become effective as of the date it is approved by the Company’s stockholders. The maximum number of authorized shares that may be issued under the Director Stock Plan is 100,000 shares, subject to adjustment in the event of certain changes in the Company’s capital structure.

The Director Stock Plan is being implemented to allow directors who currently maintain a director retirement agreement with Cooperative Bank to make a one-time irrevocable election to substitute their benefit under their director retirement agreement with a benefit under the new Director Stock Plan. Directors electing to substitute their benefits may elect to transfer the value of their accrued benefit under their director retirement agreement to a trust established for the Director Stock Plan. The Plan trustee will then purchase shares of Cooperative Bankshares, Inc. common stock (“Common Stock”) on the open market with the transferred funds. Each director participating in the new Director Stock Plan will be credited with an initial number of Stock Units (each unit representing one share of Common Stock) based on the director’s proportionate share of the total funds transferred to the Plan trust. All Stock Units under the Plan will be credited with dividends (if any) and all dividends will be deemed to be reinvested in Common Stock.

As of February 29, 2008 the directors had $332,457 in the aggregate accrued under the director retirement agreements with Cooperative Bank. If all of the directors elect to substitute their director retirement agreement benefits with benefits under the new Director Stock Plan, based on Bankshares’ stock closing price of $11.35 per share on February 29, 2008, 29,291 shares of Common Stock would be held in the Plan trust.

The Board of Directors believes that the implementation of the Director Stock Plan will provide directors with a retirement benefit while encouraging them to increase their ownership interest in the Company.

A summary of the Director Stock Plan is set forth below. This summary is qualified in its entirety by the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

Summary of the Plan

Purpose. The purpose of the Director Stock Plan is to provide members of the Board of Directors of Cooperative Bankshares, Inc. with a retirement benefit in shares of Common Stock. It is the Company’s intention that the Director Stock Plan serve, on an elective basis, as a replacement for the existing director retirement agreements.

Eligibility. All directors serving on the Board of Directors of Cooperative Bankshares, Inc. as of February 20, 2008 are eligible to participate in the Director Stock Plan as of the effective date of the Plan.

Administration. The Director Stock Plan will be administered by the Personnel Committee of the Board of Directors of Cooperative Bankshares, Inc. The Committee will have the power to administer and interpret the Director Stock Plan, including the authority to prescribe forms, deferral elections and payment elections, along with directing the trustee of the Plan to purchase shares of Common Stock.

Nature of Stock Units. Under the Director Stock Plan, a “Stock Unit” is the right to receive one share of Common Stock as deferred compensation to be distributed from an account established by the Company in the name of a director in the accounting records of the Company. Each Stock Unit will have the same value as a share of Common Stock, but cannot be transferred by a director or taken by any of his or her creditors.

Shares Reserved for Payment of Stock Units. The maximum number of shares of Common Stock that may be issued under the Director Stock Plan is 100,000 shares, which is 0.0152% of the shares of Common Stock outstanding as of February 20, 2008. If any Stock Units are cancelled under the Director Stock Plan, before delivery of any Common Stock with respect to the Stock Units, the shares of Common Stock that would have been issued in payment of the cancelled Stock Units will be available for issuance under other Stock Units.

In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, split-up, split-off; spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, or other change in the Company’s capital structure, the Committee will adjust the number, character and value of outstanding Stock Units, and the kind and number of shares that may be issued under the Plan, so that the proportionate interest of each director entitled to Stock Units will be maintained.

Election to Transfer Benefit Under Director Retirement Agreements into New Director Stock Plan. Assuming the shareholders approve the Director Stock Plan, any director who maintains a director retirement agreement with the Bank, may elect to have his or her director retirement agreement benefit credited as deferred compensation to the Director Stock Plan and converted into Stock Units.

Conversion Dividends into Stock Units. If any Stock Units exist in a director’s account under the Plan on a dividend record date for Common Stock, the account would be credited, on the dividend payment date related to that record date, with an additional number of Stock Units equal to the cash dividend paid on one share of Common Stock, multiplied by the number of Stock Units in the account on the dividend record date, and divided by the “closing market value” of a share of Common Stock on the dividend payment date.

A trust will be established to hold all the assets of the Director Stock Plan and the trustee will keep a record of the Stock Units credited to each participating director’s account.

Distribution of Common Stock. Assuming the shareholders approve the Director Stock Plan, any Stock Units credited to the account of a director would be distributed to the director (or a surviving beneficiary) after the director leaves the Board based on his or her distribution election which was made at the time the funds were deferred into the new plan. The plan provides that participants may elect to receive their distributions in either a lump sum or in installments payable over a one to five year period. Distributions are payable in Common Stock with one share of Common Stock for each full Stock Unit in a director’s account. In addition, each participating director may make a separate election for distributions upon a change in control.

Effects of a Change in Control. Upon a change in control, as defined in the Director Stock Plan, and unless Internal Revenue Code Section 409A requires otherwise, the directors will receive their Plan benefits in accordance with the elections made at the time of their deferral. Directors may elect to receive their benefits following a change in control in a lump sum or installment over at least two and not more than 10 years. Benefits will commence upon each director’s separation from service.

Adjustments. In the event of a stock split, a dividend payable in shares of common stock, or a combination or consolidation of the common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each stock unit will automatically be adjusted proportionately without any change in the aggregate purchase price for such unit. If the Company is involved in another corporate transaction or event that affects the common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the Board of Directors or the committee may adjust the plan and outstanding Stock Units to preserve the benefits or potential benefits of the units.

Termination and Amendment. The Board of Directors may, at any time and from time to time, terminate or amend the plan, provided, any amendment or termination of the Plan will not adversely affect a director with respect to any benefit previously deferred under the Plan; provided however, that approval of an amendment to the plan by Stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable law, rule or regulation.

Certain Federal Tax Effects

The Director Stock Plan is designated as a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and is intended to defer federal income taxation of all Stock Units derived from deferred fees, transferred funds and dividends, until those Stock Units are distributed to a participating director (or a surviving beneficiary) in the form of Common Stock.

However, if the Director Stock Plan (or any action taken under the plan) fails to comply with the requirements of Code Section 409A with respect to any Stock Unit account created for a Director, the current balance of that account would be immediately includible in his or her gross income for federal income tax purposes, whether or not the balance has been distributed. In addition, regardless of the reason for any such failure, the director would be subject to a 20% additional tax imposed by Code Section 409A on the account balance, plus interest (at the rate for tax underpayments, plus one percentage point) on the federal income tax that would have been due if the value of the Stock Units had been taxable when first credited to the account. This interest would accrue under Code Section 409A from the credit date for each of those Stock Units until the year when the value of the Stock Unit becomes taxable under Code Section 409A.

Whenever the balance of a Director’s Stock Unit account is includible in the gross income of the director or a surviving beneficiary, as a result of a distribution or under Code Section 409A, the Company would be entitled to a federal income tax deduction for the amount of that balance.

New Benefits to Named Executive Officers and Others

As of February 29, 2008, no Stock Units had been credited under the Plan.

Vote Required

The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted. Abstentions and broker non-votes will not have any effect on this item.

Equity Compensation Plan Information

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	308,163(1)	$9.77	111,890
Equity compensation plans not approved by security holders	—	—	—

Total	308,163	$9.77	111,890

(1)	All shares were adjusted for the 3-for-2 stock split paid on February 24, 2005 and June 30, 2006.

The Board of Directors recommends a vote “FOR” the adoption of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Dixon Hughes PLLC to be Bankshares’ independent registered public accounting firm for the 2008 fiscal year, subject to ratification by stockholders. A representative of Dixon Hughes PLLC is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee may consider another independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm at the annual meeting of stockholders, the Audit Committee reserves the right to consider appointing, and may subsequently appoint, another independent registered public accounting firm to serve as the Company’s independent registered public accounting firm for the 2008 fiscal year.

This proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting. Unless marked to the contrary, the shares represented by the accompanying proxy will be voted “FOR” the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for fiscal year 2008.

AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed to Bankshares for the fiscal years ending December 31, 2007 and 2006 by Dixon Hughes PLLC:

	2007	2006
Audit Fees	$174,400	$173,800
Audit Related Fees	28,331	22,295
Tax Fees (1)	15,150	19,005
All Other Fees	—	—

(1)	Consists of tax filing and tax related compliance and other advisory services.

Pre-Approval of Services by the Independent Registered Accounting Firm

The Audit Committee’s Charter states that the Audit Committee shall pre-approve all audit fees and terms and all non-audit services provided by the independent auditor, and shall consider whether these services are compatible with the auditor’s independence. This approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. During the fiscal year ended December 31, 2007 the Audit Committee approved 100% of each of the “Audit related fees” and “Tax fees” set forth above.

TRANSACTIONS WITH RELATED PERSONS

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank has an employee loan program whereby employees, including executive officers, may obtain a loan with a six-month adjustable rate that is one percent above the Bank’s cost of funds, rounded up to the next one-quarter of one percent. Non-employee directors are not eligible to participate in this employee loan program. Under the loan program, an employee may only have one property at any given time that qualifies for a loan. The following information is furnished for outstanding loans made by the Bank to Messrs. Willetts, Sammons, Burrell and Bridger under the employee loan program:

Name	Largest Aggregate Principal Outstanding for 2007 (1)		Principal Outstanding at February 29, 2008 (1)	Principal Paid During 2007 (1)	Interest Paid During 2007 (1)	Interest Rate Payable
Frederick Willetts, III	$365,270.12		$353,611.76	$281,976.24	$17,634.60	(2)(3)
Todd L. Sammons	386,400.00		376,834.17	10,354.25	7,707.84	(2)(3)
O. C. Burrell, Jr.	486,908.80	(4)	556,395.20	—	4,039.65	(2)(3)
Dickson B. Bridger	305,965.53		286,471.82	44,396.32	14,304.29	(2)(3)

(1)	Total includes First Mortgage loan, Home Equity Line of Credit and Line of Credit, when applicable.
(2)	First Mortgage loans and Home Equity Lines of Credit qualify for the employee rate (six-month adjustable rate, one percent above the Bank’s cost of funds, rounded up to the next 0.25%). Interest rates charged for 2007 were as follows: 4.75% as of 1/07, 5.25% as of 2/07, 5.5% as of 8/07.
(3)	Interest rate charged for Line of Credit in 2007 was 9.0%.
(4)	Represents amount drawn from a 12-month construction loan approved for up to $800,000 with no principal reduction required.

From time to time, the Bank also makes loans and extensions of credit, directly and indirectly, to its non-employee directors. At December 31, 2007, the Bank had approximately $4.5 million in loans outstanding to directors and executive officers (including loans made to executive officers under the Bank’s employee loan program) and all of these loans were performing according to their original terms. The outstanding loans made to our non-employee directors, and members of their immediate families, directly and indirectly, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to the Nominating Committee Charter, the Nominating Committee will review a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Bank’s internal auditor that are required to be reported under Item 404(e) of Regulation S-K. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Bankshares’ capital and surplus (up to a maximum of $500,000) and such loans must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to Bankshares’ Code of Ethics, all executive officers and directors of Bankshares must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest, financial or otherwise, which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between Bankshares, its customers, suppliers or competitors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated under the 1934 Act, Bankshares’ officers, directors and persons who own more than ten percent of the outstanding common stock (collectively, the “Reporting Persons”) are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish Bankshares with copies of all such reports. Based solely on its review of the copies of such reports received during or with respect to the fiscal year ended December 31, 2007, the Company and all of its Reporting Persons have complied with the reporting requirements.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received by the Secretary of the Company at 201 Market Street, Wilmington, North Carolina 28401 no later than November 14, 2008. Any such proposal shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

Stockholder proposals to be considered at the Annual Meeting, other than those submitted pursuant to the Exchange Act, must be stated in writing and filed with the Secretary of the Company, not less than 20 days prior to the date of the Annual Meeting.

MISCELLANEOUS

The cost of soliciting proxies will be borne by Bankshares. In addition to the solicitation of proxies by mail, Morrow & Co., a proxy soliciting firm, will assist the Company in soliciting proxies for the meeting and will be paid a fee of approximately $4,000 plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company without additional compensation therefore. Bankshares will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

The Company is mailing or providing notice and electronic delivery of its Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements, to all stockholders of record as of the record date. Any stockholder may obtain a printed copy of such Annual Report on Form 10-K and this proxy statement by writing to the Secretary of the Company. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

It is our policy to “household” annual reports, proxy materials and similar documents. Only one Annual Report to Stockholders and one Proxy Statement will be sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary. We will continue to separately mail a proxy card for each registered stockholder account. You may request printed copies of proxy materials by writing to: Investor Relations Department, Cooperative Bankshares, Inc., P.O. Box 600, Wilmington, NC 28402 or calling (910) 343-0181 or (800)-672-0443, ext. 4159 or 4149.

BY ORDER OF THE BOARD OF DIRECTORS

Linda B. Hopkins
Vice President and Secretary

March 14, 2008

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS ACCOMPANYING THIS PROXY STATEMENT AND WILL BE MADE AVAILABLE, WITHOUT CHARGE, TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO LINDA B. HOPKINS, CORPORATE SECRETARY, COOPERATIVE BANKSHARES, INC., P. O. BOX 600, WILMINGTON, NORTH CAROLINA 28402. IT IS ALSO AVAILABLE ON THE COMPANY WEBSITE (.PDF AND .HTML FORMAT) AT WWW.COOP-BANK.COM.

APPENDIX A

COOPERATIVE BANKSHARES, INC.

STOCK-BASED RETIREMENT PLAN FOR DIRECTORS

1.	Purpose.

This Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors (the “Plan”) provides the members of the Board of Directors of Cooperative Bankshares, Inc. and its wholly owned subsidiary Cooperative Bank with the opportunity to accumulate additional shares of Cooperative Bankshares, Inc. common stock by providing them with a replacement for the existing cash-based directors’ retirement program. The Plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

2.	Definitions.

As used in the Plan, the following terms have the meanings indicated:

Board means the Board of Directors of the Company.

Change in Control shall mean a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)	Change in ownership: a change in ownership of the Company, a corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of the Company stock constituting more than 50% of the total fair market value or total voting power of the Company stock,

(b)	Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of the Company stock possessing 30% or more of the total voting power of the Company stock, or (ii) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(c)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Holding Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Personnel Committee of the Board.

Company means Cooperative Bankshares, Inc., a North Carolina corporation.

Company Stock means the common stock of the Company.

Company Stock Unit Account means a bookkeeping account reflecting the investment of a Director’s transferred retirement funds in Company Stock Units and any adjustments thereto.

Director means a member of the Company’s Board.

Effective Date means the date of shareholder approval of the Plan by a majority of the votes cast at a duly called meeting of shareholders.

Plan Year means the calendar year.

Separation from Service is intended to have the same meaning as under Code section 409A and any regulations or guidance issued under such provision.

Stock Unit means a hypothetical share of Company Stock. Each Stock Unit held in a Company Stock Unit Account shall be deemed to have the same value, from time to time, as a share of Company Stock.

Trust means a trust created for the purposes specified in Section 10.

3.	Participation in the Plan.

A Director serving on the Board of the Company as of the Effective Date who is a party to a retirement agreement with Cooperative Bank shall be eligible to participate in the Plan as of the Effective Date.

4.	Stock-Based Retirement Benefit.

A Director who, as of the Effective Date, is a party to a retirement agreement with Cooperative Bank (a “prior agreement”) may elect not later than 30 days after the Effective Date to effect a one-time irrevocable transfer to this Plan of amounts accrued by the Bank as of such date with respect to their benefits under such plan as determined by the Plan’s actuary. All transferred amounts shall, for all purposes, be subject to the provisions of this Plan. A Director who elects to make a transfer from the prior agreement shall acknowledge in writing at the time of election that the Director’s participation in the prior agreement shall cease effective with such transfer and that the Bank shall, thereafter, have no obligation to the Director under such agreement. All amounts transferred to this Plan shall be held as Stock Units. With respect to the transferred amounts, the Company shall transfer such amounts to the Trust as soon as is reasonably practicable. Thereafter, the trustee of the Trust shall determine the number of Stock Units to be credited to an individual Director’s Company Stock Unit Account by reference to the total number of shares of Company Stock acquired by the Trust with the proceeds of the transferred amount and the proportion that each Director’s share of the transfer bears to the total amount transferred.

5.	Stock Unit Accounting.

(a)	All Stock Units credited to a Director’s Company Stock Unit Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Company shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Company shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by reference to the reinvestment of such dividends by the trustee of the Trust as set forth in Section 7.

(b)	Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

6.	Distribution of Accounts.

(a)	A Director may elect the timing of distributions from the Director’s Company Stock Unit Account. Distributions from a Director’s Company Stock Unit Account shall commence at one of the following specified events elected by the Director:

(i)	the Director’s Separation from Service for any reason (including resignation or death); or

(ii)	a specified number of years between one year and five years after the Director’s Separation from Service.

In addition, a Director may make a separate election for distributions to commence upon a change in control.

(b)	If a Director does not make an election under subsection (a)(ii), distribution of the Director’s Company Stock Unit Account shall commence at Separation from Service. Prior to Separation from Service, a Director who has previously elected commencement at Separation from Service (or made no previous election) may make one subsequent election. The subsequent election must be submitted at least twelve months prior to Separation from Service and shall take effect twelve months after the date on which it is submitted. The subsequent distribution election must elect the specified time under subsection (a)(ii) as five years after Separation from Service. The Committee may establish additional procedures, conditions, and limitations relating to the submission of a subsequent election.

(c)	A Director’s Account shall be distributed in a single lump sum payment, unless the Director elects to receive a distribution in equal annual installments over at least two and not more than 10 years.

(d)	Payment of Stock Units shall be made only in whole shares of Company Stock equal to the number of whole Stock Units. Fractional shares shall be disregarded for distribution purposes.

7.	Trust.

(a)	As soon as practicable after the Effective Date, the Company shall establish a trust for the purposes set forth in this Plan. The Company shall transfer to the Trust cash in an amount equal to subject to the transfer election relating to an existing director retirement agreement. In no event shall the Company issue or contribute shares of Company Stock directly to the Trust.

(b)	The Trust and its assets shall remain subject to the claims of the Company’s creditors. All benefit obligations under this Plan shall be paid from the general assets of the Company, which shall include the assets of the Trust in the event of the Company’s insolvency. Any interest that the Director may be deemed to have under this Plan may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock. Unless otherwise determined by the Committee, a Director shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the aggregate number of Stock Units in the Director’s Company Stock Unit Account.

(c)	The Company shall bear all expenses associated with the acquisition of Company Stock by the Trust and the maintenance of the Trust.

8.	No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of a Director’s Company Stock Unit Account under this Plan shall not be accelerated under any circumstances.

9.	Share Limitation; Effect of Stock Dividends and Other Changes to Company Stock.

Notwithstanding anything in this Plan to the contrary, the maximum number of shares issuable under this Plan shall not exceed 100,000 shares. Shares delivered under the Plan shall be limited to shares purchased on the open market or by private purchase. In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

10.	Interpretation and Administration of the Plan.

The Committee shall administer, construe and interpret the Plan. Any decision of the Committee with respect to the Plan shall be final, conclusive and binding upon all Directors. The Committee may act by a majority of its members. The Committee may authorize any member of the Committee or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Committee may designate an officer of the Company to be authorized to take, or cause to be taken, such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Plan, and arranging for distributions in accordance with this Plan document. The Committee shall interpret this Plan for all purposes in accordance with Code Section 409A and the regulations thereunder and any provision of the Plan shall be deemed modified to the extent necessary to comply with Code Section 409A and the regulations thereunder.

11.	Term of the Plan.

The Plan shall become effective as of the Effective Date and continue in effect unless terminated by action of the Board. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously accrued under the Plan.

12.	Termination or Amendment of the Plan.

The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Director with respect to any benefit previously provided under the Plan; provided, however, that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable law, rule or regulation.

13.	Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

14.	Beneficiary.

A Director may designate in writing delivered to the Committee, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the death of the Director. If a Director fails to designate a beneficiary, or no designated beneficiary survives the Director, any payments to be made with respect to the Director after death shall be made to the personal representative of the Director’s estate.

15.	Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (i) if to the Company—at its principal business address to the attention of the Chairman of the Committee; (ii) if to any Director—at the last address of the Director known to the sender at the time the notice or other communication is sent.

16.	Construction.

The Plan shall be construed and enforced according to the laws of the State of North Carolina, unless federal law applies. All transactions under this Plan shall also be subject to compliance with applicable securities laws. Reference to one gender includes the other, and references to the singular and plural include each other.

REVOCABLE PROXY CARD

COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

ANNUAL MEETING OF STOCKHOLDERS

April 25, 2008

The undersigned hereby appoints James D. Hundley, F. Peter Fensel, Jr. and O. Richard Wright, Jr. of Cooperative Bankshares, Inc. with full powers of substitution, to act as proxies for the undersigned to vote all shares of the common stock, $1.00 par value, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 25, 2008 at 11:00 a.m., and at any and all adjournments thereof, as follows:

		FOR	WITHHELD
(1)	The election as directors of the nominees listed below (except as marked to the contrary).

	Paul G. Burton	☐	☐

	H. Thompson King, III	☐	☐

	R. Allen Rippy	☐	☐

		FOR	AGAINST	ABSTAIN
(2)	The amendment of the Company’s Articles of Incorporation to provide that the number of Company directors shall be such number as shall be provided from time to time in, or in accordance with, the Company’s Bylaws;	☐	☐	☐

(3)	The approval of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors; and	☐	☐	☐

(4)	The ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for fiscal year 2008.	☐	☐	☐

The Board of Directors recommends a vote: (1) FOR the nominees listed above; (2) FOR the amendment of the Articles of Incorporation; (3) FOR the approval of the Stock-Based Retirement Plan for Directors; and (4) FOR the ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY SHALL BE VOTED FOR EACH OF THE ITEMS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 2008 ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges review prior to the execution of this proxy, of the Notice of Annual Meeting, the Proxy Statement, and the Company’s Annual Report on Form 10-K to Stockholders for the year ended December 31, 2007. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of the Company’s Common Stock.

Dated:                     , 2008

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have two alternative ways of voting their proxies:

1.	By Mail (traditional method); or

2.	By Internet.

To return your proxy card by mail, please send it to the Company’s Transfer Agent:

First Citizens Bank

Institutional Advisory Services

Mail Code – FCC61

P. O. Box 29522

Raleigh, NC 27626

To vote via the Internet, please visit www.coop-bank.com/Investor_Relations.htm and have your CONTROL NUMBER in hand when you access the website. To obtain access to the online voting page, you will need to enter your CONTROL NUMBER. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote via the Internet, you do not need to return this proxy card by mail. Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern time on April 24, 2008.

SAMPLE:

Control Number                 -                -

Total Shares:

Mr. and Mrs. John Doe JT TEN

P.O. Box 111

City, State, Zip Code

[LETTERHEAD OF COOPERATIVE BANKSHARES, INC.]

March 24, 2008

Dear ESOP Plan Participant:

In connection with the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. (the “Company”) you may direct the voting of the shares of Cooperative Bankshares, Inc. common stock (“Common Stock”) credited to your Employee Stock Ownership Plan (ESOP) account in the Cooperative Bank 401(k) Supplemental Retirement Plan (the “Plan”).

On behalf of the Board of Directors, I am forwarding to you a blue voting instruction form, provided for the purpose of conveying your voting instructions to Frederick Willetts, III (the “ESOP Trustee”). Also enclosed is a Proxy Statement, Summary Annual Report and Annual Report on Form 10-K for the Annual Meeting of Stockholders to be held on April 25, 2008.

As of the Record Date, February 29, 2008, the ESOP Plan Trust held 178,299 shares of Common Stock. These shares will be voted by the ESOP Trustee as directed by Plan participants, provided participants submit their instructions to the ESOP Trustee on or before April 10, 2008. Shares for which no timely instructions are received by the ESOP Trustee, will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions the ESOP Trustee has received from participants regarding the shares of Common Stock credited to their accounts, so long as such vote is in accordance with the Employee Retirement Income Security Act of 1974, as amended.

In order to direct the voting of shares of Common Stock credited to your account, please complete and sign the enclosed blue voting instruction form and return it in the enclosed envelope no later than April 10, 2008. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Cooperative Bank.

Sincerely,

/s/ Frederick Willetts, III
Frederick Willetts, III
President and Chief Executive Officer

VOTING INSTRUCTION FORM

FOR THE COOPERATIVE BANK 401(k) SUPPLEMENTAL RETIREMENT PLAN (ESOP PORTION)

COOPERATIVE BANKSHARES, INC.

ANNUAL MEETING OF. STOCKHOLDERS

April 25, 2008

The undersigned hereby directs Frederick Willetts, III as Trustee for the Cooperative Bank 401(k) Supplemental Retirement Plan (the “Plan”) to vote all shares of the Cooperative Bankshares, Inc., common stock credited to his or her Employee Stock Ownership Account (ESOP) in the Plan at the Annual Meeting of Stockholders to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 25, 2008 at 11:00 a.m., and at any and all adjournments thereof, as follows:

		FOR	WITHHELD
(1)	The election as directors of the nominees listed below (except as marked to the contrary).

	Paul G. Burton	☐	☐

	H. Thompson King, III	☐	☐

	R. Allen Rippy	☐	☐

		FOR	AGAINST	ABSTAIN
(2)	The amendment of the Company’s Articles of Incorporation to provide that the number of Company directors shall be such number as shall be provided from time to time in, or in accordance with, the Company’s Bylaws;	☐	☐	☐

(3)	The approval of the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors; and	☐	☐	☐

(4)	The ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm for fiscal year 2008.	☐	☐	☐

The Board of Directors recommends a vote: (1) FOR the nominees listed above; (2) FOR the amendment of the Articles of Incorporation; (3) FOR the approval of the Stock-Based Retirement Plan for Directors; and (4) FOR the ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm.

The ESOP Trustee is hereby authorized to vote all shares of Cooperative Bankshares, Inc. common stock credited to my Employee Stock Ownership Account in the Cooperative Bank 401(k) Supplemental Retirement Plan as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than April 10, 2008.